Exhibit 10.16

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 1, 2023 (the “Effective Date”) by and between Immunome, Inc., a Delaware corporation (the “Company”), and Clay B. Siegall, Ph.D., an individual resident in the State of Washington (the “Executive”) (the Company and the Executive are hereinafter sometimes individually referred to as a “Party” and together referred to as the “Parties”).

WHEREAS, Executive and the Company previously entered into that certain Executive Employment Agreement dated June 28, 2023 (the “Employment Agreement”); and

WHEREAS, Executive and the Company have agreed to amend certain terms of the Employment Agreement in accordance with the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.Section 9(a)(i) of the Employment Agreement. Effective as of the Effective Date, Section 9(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“If Executive’s employment is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason outside of the Change in Control Period (defined below), then, in addition to the Accrued Benefits, subject to the limitations of Sections 11 and 12 below and Executive’s compliance with the terms of this Agreement (including the conditions precedent described in Section 9(b) below), Executive shall be entitled to receive: (A) severance pay equal to the sum of 150% of the Executive’s Base Salary, as then in effect, plus the Target Bonus Amount (less applicable withholdings), payable in a lump sum; (B) a pro-rated portion of the Annual Bonus to which the Executive would have been entitled with respect to the year in which the Executive is terminated, based on the achievement of the performance metrics established by the Board and/or the Compensation Committee and the number of days during the year the Executive remained employed by the Company, and paid on the same date annual bonuses are paid to other officers of the Company, but in any event no later than March 15 of the year following the year in which the termination of employment occurs; and (C) provided that Executive is eligible for and timely elects continued group health plan coverage under COBRA following the termination date, the Company will pay Executive’s COBRA group health insurance premiums for Executive and Executive’s eligible dependents directly to the insurer until the earliest of (x) the end of the period immediately following the termination date that is equal to 18 months, (y) the expiration of Executive’s eligibility for continuation coverage under COBRA, or (z) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and (D) in any case (under the first and/or second sentences of this paragraph or otherwise), no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.”

2.Section 30 of the Employment Agreement. Effective as of the Effective Date, the following shall be added as Section 30 of the Employment Agreement:

“In consideration for the benefits provided herein, and notwithstanding any agreement between Executive and the Company or any of its subsidiaries, including, but not limited to, stock option agreements, stock option grant notices, employment agreements, severance agreements and the like (each such agreement, an “Existing Agreement”), to the contrary, Executive hereby acknowledges and agrees that “Change in Control” or any term of similar import contained in any Existing Agreements, shall mean “Change in Control” as defined in the Company’s 2020 Equity Incentive Plan, as amended on October 27, 2023. This section shall survive the termination of this Agreement and shall constitute an amendment to each Existing Agreement.”

3.Acknowledgments. Executive expressly consents to the revised compensation, terms and benefits under this Amendment. In consideration of the compensation, terms and benefits provided to Executive by this Amendment and as part of Executive’s continued employment, Executive agrees and acknowledges that there are no circumstances as of the date of this Amendment that constitute, and nothing contemplated in this Amendment shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of the Employment Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. Executive further hereby expressly waives any claim or right Executive may have (if any) to assert that this Amendment, or any other condition or occurrence, forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of the Employment Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company.

4.Effect of Amendment; Entire Agreement. Except as modified herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect. The Employment Agreement, as modified by this Amendment, sets forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements.  This Amendment cannot be modified or amended except in writing signed by Executive and a duly authorized member of the Company’s Board of Directors.

5.Governing Law. This Amendment shall be governed by the laws of the State of Washington, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.

6.Counterparts. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

COMPANY:
Immunome, Inc.

By:	/s/ Isaac Barchas
Name: Isaac Barchas
Title: Director

EXECUTIVE:

/s/ Clay B. Siegall
Clay B. Siegall, Ph.D.